Grant Park Fund Weekly Commentary

For the Week Ended May 13, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Jun 2006 - May 2011)

Class	Week ROR	MTD MAY 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-1.3%	-7.0%	-4.2%	6.0%	-1.5%	3.4%	5.5%	3.4%	12.5%	-16.4%	0.3	0.4
B**	-1.3%	-7.0%	-4.4%	5.4%	-2.2%	2.7%	N/A	2.7%	12.4%	-17.1%	0.3	0.3
Legacy 1***	-1.2%	-6.8%	-3.4%	7.8%	N/A	N/A	N/A	-0.5%	11.7%	-10.9%	0.0	-0.1
Legacy 2***	-1.2%	-6.8%	-3.6%	7.4%	N/A	N/A	N/A	-0.8%	11.6%	-11.1%	0.0	-0.1
Global 1***	-1.0%	-6.4%	-4.2%	3.1%	N/A	N/A	N/A	-2.7%	10.9%	-13.3%	-0.2	-0.3
Global 2***	-1.1%	-6.4%	-4.3%	2.8%	N/A	N/A	N/A	-3.0%	10.9%	-13.5%	-0.2	-0.4
Global 3***	-1.1%	-6.5%	-5.0%	1.0%	N/A	N/A	N/A	-4.8%	10.8%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	-0.1%	-1.8%	7.1%	25.1%	0.7%	3.2%	2.6%	3.2%	17.9%	-50.9%	0.3	0.2
Barclays Capital U.S. Long Gov Index****	-0.1%	1.6%	2.6%	3.9%	6.6%	7.4%	7.0%	7.4%	11.1%	-12.3%	0.7	1.1

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	31%					31%
Energy	7%	Short	Gasoline Blendstock	3.8%	Long	7%	Short	Gasoline Blendstock	3.5%	Long
			Natural Gas	2.1%	Short			Natural Gas	2.5%	Short
Grains/Foods	10%	Long	Corn	2.2%	Long	9%	Long	Corn	2.3%	Long
			Coffee	1.5%	Long			Coffee	1.4%	Long
Metals	14%	Long	Gold	3.7%	Long	15%	Long	Gold	3.5%	Long
			Copper	2.5%	Short			Copper	2.7%	Short
FINANCIALS	69%					69%
Currencies	28%	Short $	Euro	3.6%	Long	28%	Short $	Euro	4.3%	Long
			Japanese Yen	2.1%	Long			Japanese Yen	2.6%	Long
Equities	16%	Long	Dax Index	3.6%	Long	15%	Long	Dax Index	3.7%	Long
			S&P 500	2.1%	Long			S&P 500	2.0%	Long
Fixed Income	25%	Long	U.S. 2-Year Treasury Notes	5.4%	Long	26%	Long	U.S. 2-Year Treasury Notes	6.5%	Long
			U.S. 5-Year Treasury Notes	3.5%	Long			U.S. 5-Year Treasury Notes	3.5%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil prices posted modest gains as speculators believed flooding along the Mississippi River would delay oil deliveries in the U.S. Natural gas markets rose following U.S. Energy Information Administration reports of a smaller-than-expected increase in U.S. supplies and a reduction in U.S. natural gas drilling rigs.

Grains/Foods

Corn and wheat markets tumbled as U.S. Department of Agriculture reports showed an unexpected increase in supply forecasts. Prices in the soybean markets increased as precipitation in the U.S. delayed plantings, putting pressure on output forecasts. Sugar prices rallied nearly 5% as data showed Brazilian output for March and April was substantially lower than the same time period one year prior.

Metals

Precious metals markets generally fell as U.S. dollar strength put pressure on prices. Base metals markets also moved lower on concerns surrounding slowing growth in China. Adding to the decline in base metals was speculation of ongoing weak industrial demand caused by elevated energy prices.

Currencies

Comments made by the President of the European Central Bank, suggesting interest rates could remain unchanged for the near future, put heavy pressure on the euro and moved the currency lower against counterparts; renewed fears concerning the debt situations in Portugal and Greece also drove the euro lower. The Australian dollar fell against counterparts because of weak Australian employment reports for April.

Equities

North American equity markets endured setbacks as sharp declines in crude oil markets weakened share prices in the energy sector. European equity markets moved lower due to China's decision to raise reserve requirements for its banks, indicating global industrial demand could weaken. The selloff in the European equity markets was added to on renewed fears surrounding the weakness in the Greek, Portuguese, and Irish debt markets.

Fixed Income

Global fixed-income markets moved generally higher as falling commodity and equity prices strengthened demand for safe-haven debt products. In Europe, German Bund markets posted strong gains after a better-than-expected outcome from recent debt auctions.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.